For Immediate Release

U.S. ENERGY CORP. ANNOUNCES THAT ITS MOUNT EMMONS MINE PLAN OF OPERATIONS HAS BEEN DETERMINED SUFFICIENT TO INITIATE NEPA REVIEW BY THE U.S. FOREST SERVICE

RIVERTON, Wyoming – April 23, 2013 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (“U.S. Energy” or the “Company”) announced today that the Company has received a letter from the U.S. Forest Service (“USFS”) notifying the Company that the USFS has completed a review of the Mine Plan of Operations (“MPO” or “Plan”) for the Mount Emmons Molybdenum Project in Colorado (the “Project”) and that it has determined that the MPO “does contain sufficient information and clarity to form the basis for a proposed action to initiate scoping and analysis under the National Environmental Policy Act (“NEPA”).”  The letter also states, “U.S. Energy has met the requirements of the Reality Check provision granting conditional water rights for the Mt. Emmons Molybdenum Project by filing the Plan for the Mt. Emmons Mine with the Forest Service.  No other special use permits or rights-of-way for the water facilities are required because they are addressed in the Plan.”  The MPO provides an in-depth description of the proposed construction, mining, processing, and reclamation operations for the Project.

NEPA Review

The USFS is the agency in charge of leading the NEPA review process to consider the potential impacts of the Project and also identify relevant mitigation requirements.  As part of the NEPA review process, it is anticipated that an Environmental Impact Statement (“EIS”) will be prepared for the Project, which will be subject to public review and comment.  Subsequent to the review and response to public comments, it is further anticipated that a final EIS would be prepared, after which the USFS would issue a “Record of Decision” either approving the MPO or providing recommendations for modifications to the MPO.  Subsequent to the “Record of Decision,” it is anticipated that the Company would file a final MPO (incorporating any necessary modifications).

Mt. Emmons Molybdenum Project

The Mount Emmons deposit is believed to be one of the highest grade primary molybdenum deposits in the world.  The Project is a proposed underground mining operation located in Gunnison County, Colorado west of Crested Butte, Colorado.  The Company owns 25 patented mining claims consisting of approximately 365 acres of fee land and mineral rights within the Gunnison National Forest in the State of Colorado, as well as an additional 160 acres of fee land.  The Company also holds approximately 1,353 unpatented mining and millsite claims associated with the Project, constituting approximately 9,395 acres or approximately 15 square miles of holdings.

Press Release
April 23, 2013

Mine Plan of Operations

The MPO proposes a mine that would produce up to 12,600 tons of ore per day in an underground molybdenum mine with a 33 year operational life utilizing a vertical blast hole cut and fill method of mining.  Surface milling facilities are planned to be comprised of SAG and ball mills followed by flotation circuits to separate mineral from waste rock.  A paste (cement) mixing plant is also planned to be constructed on the surface to prepare backfill materials.  The cut and fill method of mining is planned to allow for over half of the processed material to be placed back into the mine voids, significantly reducing the overall size of the tailings storage facility.  In addition to the milling facilities, several equipment and personnel facilities are planned to be constructed near the proposed mill site which is situated in close proximity to two proposed horizontal drifts that will access the deposit.  The ore crushing facility is planned to be located underground to reduce noise and material handling requirements.

The mine is projected to produce 8,500 tons of ore per day in year one of operation and ramp up to 12,600 tons per day by year four with the higher grade sections of the mine being targeted for early production.  Initial development of the higher grade ore is expected to produce 22 million lbs. of molybdenum in year one and ramp up to 27 million lbs. by year three and then average 17-20 million lbs. per year thereafter.  The size and overall grade of the deposit could increase with subsequent infill drilling.  In addition to the mine and mill complexes, the MPO calls for three fresh water reservoirs and a state of the art lined tailings storage facility.

Employment

Mine, mill and infrastructure development is estimated to require approximately 1,000 personnel (at the peak of construction activities) for a period of three to four years.  After construction, it is estimated that the Project would provide approximately 335 direct operations jobs and an additional 800 spin-off jobs.  The Company will strive to hire local construction and mine and mill personnel to the extent possible.

2010 Public Opinion Poll

An in-house commissioned 2010 survey of 300 Gunnison County voters found that a majority of the residents polled support the Project.  Additional key findings from the survey include:

•	Nearly 2/3rds of polled county residents (65%) say that mining can be done in “an environmentally responsible manner.”
•	Seven in ten residents believe that Gunnison County will benefit economically if the mining project moves forward, and another 40% perceive a personal benefit from the project.
•	84% of polled residents feel the community should keep an “open mind” in approaching development of the project.
•	Seven in ten agree that the community should work with the parties involved in the potential development of the project.

Management’s Comments

“We are very pleased to have met this major Project milestone,” stated Keith Larsen, CEO of U.S. Energy Corp.  “This key step will allow us to share the detailed mine plan with the local communities and to discuss the significant economic benefits associated with the Project,” he continued.

Press Release
April 23, 2013

“We have expended a considerable amount of resources to present an environmentally sound MPO to the U.S. Forest Service and dedicated a significant amount of time focusing on reducing the Project’s environmental footprint in an effort to balance resource extraction with environmental protection,” stated Mark Larsen, President of U.S. Energy Corp.  “It is our paramount goal to develop the Project in an environmentally conscientious manner, while adding significant positive economic impacts to the local economy,” he added.

Keith Larsen continued, “We are very appreciative of the professional efforts of the U.S. Forest Service personnel in both the Gunnison and Delta, Colorado offices in their timely review of the MPO and we look forward to advancing the Project under their continued oversight,” he added.  “We also look forward to working closely with local governments and the public as we proceed through the NEPA process,” he concluded.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Disclosure Regarding Forward-Looking Statements

Statements made in this news release other than statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include those relating to the permitting and approval process for the Mount Emmons project and the nature and results of operations of the mine contemplated by the MPO (including future production, facilities and staffing).. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions are subject to a wide range of business risks and uncertainties and there is no assurance that these assumptions and expectations will be realized.  In particular, there can be no assurance that U.S. Energy will receive the permits and approvals necessary to pursue the Project.  In addition, such permits and approvals, if received, could be unreasonably or unexpectedly delayed or made subject to conditions that reduce the benefits of the Project or render it uneconomic.  The process under NEPA may be longer than the Company expects, may involve substantial costs, and may require substantial management attention.  The mine, if constructed, could be substantially different in nature, productivity and economic potential than the mine as contemplated by the MPO.  In addition, if constructed, the operation of the mine will be subject to a wide variety of operating, commodity-price related and financial risks. Further information regarding risks and uncertainties that may affect the company's operations and the forward-looking statements made herein is available in the company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
1-307-851-4043
Reggie@usnrg.com